Exhibit 99.1

Trovagene to Present at The MicroCap Conference on April 4, 2017 in New York City

SAN DIEGO, CA — March 27, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced that its Chief Executive Officer, Bill Welch, will be presenting at this year’s MicroCap Conference on April 4, 2017 at 9:00 AM EDT at the Essex House in New York City.  Bill Welch, and Chief Scientific Officer, Mark Erlander, Ph.D., will also be available to meet with investors during the conference.

The presentation will be webcast live at http://wsw.com/webcast/microcapconf3/trov and can also be accessed through the investor relations web page at www.trovagene.com.   A replay of the presentation will be available at www.trovagene.com and will be archived for 90 days.

About Trovagene, Inc.

Trovagene is a biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit www.trovagene.com.

Trovagene Contact

Vicki Kelemen

Sr. Director, Communications

858-952-7652

vkelemen@trovagene.com

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992